                                                                   Exhibit 99.17
                                                                   -------------

THE OPTIONS TO BE RECEIVED UPON THE EXECUTION HEREOF, AND THE SHARES ISSUABLE UPON EXERCISE OF THOSE OPTIONS, MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND LAWS. SUCH SECURITIES ARE ALSO SUBJECT TO, AND RESTRICTED BY CERTAIN OF, THE RESPECTIVE PROVISIONS OF THIS STOCK OPTION AGREEMENT.

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------

     STOCK OPTION AGREEMENT dated as of March 7, 2001 between ACTV, INC., a Delaware corporation (the "Company"), and Tom Lemmons ("Optionee").

     WHEREAS, the Company desires to grant to Optionee, and Optionee desires to obtain, the right and option to purchase Twenty Six Thousand Eight Hundred Seventeen (26,817) shares (the "Option Shares") of the common stock (par value $.10 per share) of the Company (the "Common Stock"), on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the receipt of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     SECTION 1. Option to Purchase Common Stock.

     (a) Subject to Section 5 hereof, the Company hereby grants to Optionee an option (the "Option") to purchase the Option Shares from the Company at a purchase price of $0.24 per Option Share (the "Option Price"). Optionee's right and option to purchase 6,686 Option Shares shall be deemed to have vested upon the date first written above. Optionee's right and option to purchase the remaining 20,131 Option Shares shall vest in eleven (11) installments, as follows:

Vesting Date        No. of Shares Vesting
-----------------   ---------------------
June 30, 2001              1,936
November 22, 2001          1,548
January 22, 2002           1,935
June 30, 2002              1,936
November 22, 2002          1,549
January 22, 2003           1,935
June 30, 2003              1,936
November 22, 2003          1,549
January 22, 2004           1,936
June 30, 2004              1,935
January 22, 2005           1,936

In the event that Optionee's employment with the Company shall terminate prior to any such vesting date, Optionee shall not have the right or option to purchase any part of any installment of Option Shares that would have otherwise vested on or after such termination date. With respect to the Option, the "Option Period" shall commence on the date hereof and shall terminate in its entirety on (and the Option shall thereupon cease to be exercisable, in any respect, from and after) November 22, 2009 (the "Option Termination Date"), except as herein otherwise provided.

     (b) The Option may be exercised by Optionee's delivering to the Company, at least thirty (30) days prior to the Option Termination Date, a written notice (the "Option Notice"), which Option Notice shall state Optionee's intention to exercise the Option, the date on which Optionee proposes to purchase the Option Shares (the "Closing Date") and the number of Option Shares to be purchased on the Closing Date, which Closing Date shall be prior to the Option Termination Date and no later than 30 days nor earlier than ten (10) days following the date of the Option Notice. Upon receipt by the Company of an Option Notice from Optionee, Optionee shall be obligated to purchase that number of Option Shares to be purchased on the Closing Date set forth in the Option Notice. Optionee shall, upon and as a condition of the exercise of this Option in any respect, pay to the Company all taxes that the Company shall be obligated and/or entitled to withhold upon or in connection with such exercise.

     (c) The purchase and sale of Option Shares acquired pursuant to the terms of this Option Agreement shall be made on the Closing Date at the offices of the Company. Delivery of the Common Stock certificate or other instrument registered in the name of Optionee, evidencing the Option Shares being purchased on the Closing Date, shall be made by the Company to the holder of this Option on the Closing Date against the delivery to the Company of a check in the full amount of the aggregate purchase price therefor. The Company shall apply its commercially reasonable efforts to make arrangements with a brokerage firm under which such firm shall, for and on behalf of Optionee, pay to the Company the purchase price for the Options Shares being purchased on the Closing Date and the Company shall promptly deliver such shares to such firm for the sale thereof (or a portion thereof) by such firm for the account of Optionee, subject to
Section 2(b) hereof.

     SECTION 2. Representations and Warranties of Optionee. Optionee hereby represents and warrants to the Company as follows:

     (a) In the event that Optionee acquires any Option Shares, such Option Shares will be acquired for his/her own account, for investment and not with a view to the distribution thereof.

     (b) Optionee understands that the Option Shares are not yet registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, that the Option Shares will (in the absence of the registration thereof) bear a restrictive legend thereon upon their issuance, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or the transaction is exempt from registration.

     (c) Optionee acknowledges and unconditionally accepts that, for federal, state and/or local tax purposes, this Option is a non-qualified stock option, not an "incentive" stock option, and that the Option Shares when and as issued hereunder will not be "incentive" shares but will instead for tax purposes be "non-qualified" shares.

     SECTION 3. Reorganization; Mergers; Sales; Etc. If, at any time during the Option Period, there shall be any capital reorganization, reclassification of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the Company with or into another corporation or of the sale of all or substantially all the properties and assets of the Company as an entirety to any other corporation or person, the unexercised portion of this Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which Optionee would have been entitled if Optionee had held shares of Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. The provisions of this Section 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

     SECTION 4. Adjustment of Option Shares and Option Price.

     (a) The number of Option Shares subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of Common Stock.

     (b) The Option Price shall be subject to adjustment from time to time as follows:

          (1) If, at any time during the Option Period, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, immediately following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Option Price shall be appropriately decreased and the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

          (2) If, at any time during the Option Period, the number of shares of Common Stock outstanding is decreased by a combination of outstanding shares of Common Stock, then, immediately following the record date for such combination, the Option Price shall be appropriately increased and the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

     SECTION 5. Termination of Option.

     (a) Termination of Option in General. Subject to subsections (b) - (c) of this Section 5, the Option granted hereby shall terminate on the earlier of the Option Termination Date or 30 days after the date of termination of employment, except in the case of disability or death.

     (b) Option Rights Upon Disability. In the event that Optionee shall become disabled while he/she is an employee of the Company or any affiliate or subsidiary, the Option granted hereby shall terminate on the earlier of the Option Termination Date or ninety
(90) days after the date of disability; provided, that the Board of Directors or the Stock Option Committee of the Company may, in its sole discretion, allow the Option to be exercised at any date prior to the Option Termination Date (without regard to the date of disability), but only to the extent that Optionee was entitled to exercise the Option at the date of his/her disability.

     (c) Option Rights Upon Death. In the event that Optionee shall die while he/ she is an employee of the Company (or within thirty (30) days after the termination of his/her employment), the Option granted hereby shall terminate on the earlier of the Option Termination Date or one year after the date of death, and shall theretofore be exercisable only (i) by Optionee's estate or on behalf of such person or persons to whom Optionee's rights pass under his/her Will or by the laws of descent and distribution and (ii) only to the extent that Optionee was entitled to exercise the Option at the date of his/her death.

     SECTION 6. Transfer of Option; Successors and Assigns. This Agreement (including the Option) and all rights hereunder shall not be transferable at any time without the prior written consent of the Company. This Agreement and all of the rights hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.

     SECTION 7. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company, to:   ACTV, Inc.
                              225 Park Avenue South, 18th Floor
                              New York, New York 10003-1604
                              Attention: Day L. Patterson,
                                         EVP/General Counsel

     If to Optionee, to:      Mr. Tom Lemmons
                              7784 S. Swaps Trail
                              Evergreen, CO 80439

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

     SECTION 8. Entire Agreement; Cancellation of Intellocity options. This Agreement contains the entire agreement; between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreements, including without limitation any and all stock options issued to Optionee on or prior to the date hereof by the Company, Intellocity USA, Inc. or Intellocity, Inc., all of which stock options are hereby cancelled.

     SECTION 9. Amendments and Modifications. This Agreement, or any provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

     SECTION 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the laws of such State governing conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed and delivered as of the date first above written.

                                             ACTV, INC.


                                             By:/s/ Day L. Patterson
                                                --------------------------------
                                             Day L. Patterson,
                                             Executive Vice President
                                             and General Counsel


/s/ Tom Lemmons
---------------------------
Tom Lemmons
("Optionee")